Exhibit 99.1

News

Release

Contacts: Maureen Fama, Media (203) 837-2025 - maureen fama@praxair.com Elizabeth Hirsch, Investors (203) 837-2354 - liz hirsch@praxair.com	Praxair, Inc. 39 Old Ridgebury Road Danbury, CT 06810, U S A www.praxair.com

PRAXAIR ANNOUNCES INCREASES FOR GAS PRICES AND FACILITY FEES, AND ARGON DEMAND CHARGE

DANBURY, CT., February 7, 2007 — Praxair, Inc. (NYSE: PX) is notifying industrial, medical and specialty-gas customers in the U.S. of the following  price and facility fee increases, effective immediately, except as otherwise permitted by the terms and conditions of customer contracts:

•      10% to 20%  for nitrogen, oxygen, argon, hydrogen, and carbon dioxide

•      15% to 30% for helium

•      Up to 15% for facility fees and cylinder rental rates

These actions are being implemented in response to high capacity utilization as well as continued energy, logistics and other operational cost pressures for all products.  In certain instances, price adjustments may be higher or lower than these ranges.

In addition, Praxair is implementing an argon demand charge in response to a shift in the dynamics that impact the availability and cost of argon.   Argon is a by-product of oxygen production, driven primarily by demand from the steel and chemical industries. Growth in demand for argon has outpaced by-product supply.

Praxair is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2006 sales of $8.3 billion.  The company produces, sells and distributes atmospheric, process and specialty gases, and high-performance surface coatings.  Praxair products, services and technologies bring productivity and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others.  More information on Praxair is available on the Internet at www.praxair.com.